INTERNATIONAL PAPER                                    2 MANHATTANVILLE ROAD
                                                       PURCHASE, NY 10577
News Release

   Media Contact                              Analyst Contact
   Carl Gagliardi                             Carol Tutundgy
   (914) 397-1666                             (914) 397-1632
   Michelle Sawatka
   (914) 397-1652

April 21, 1995

     PURCHASE, N.Y. -- International Paper confirmed today that, through its New Zealand-based subisidary, it now owns or has purchased more than 50 percent of the shares of stock in Carter Holt Harvey (CHH), a New Zealand-based forest products company. Accordingly, the company announced that it was ending its "stand in the market."

     International Paper originally bought 16 percent of CHH's stock four years ago in a joint-venture partnership with Brierley Investments Limited (BIL). In March, 1994, it bought about half of BIL's 16 percent interest in CHH. BIL sold its shares of CHH stock to International Paper on April 12, 1995 bringing International Paper's ownership of CHH stock to 31.3 percent. The remaining
325.8 million shares of CHH stock were acquired by International Paper through a "stand in the market" for NZ $1.238 billion (U.S. $831.4 million) or NZ $3.80 a share.

     International Paper, headquartered in Purchase, N.Y., is a worldwide producer of printing papers, packaging and forest products. The company also operates specialty businesses and a broadly-based paper distribution network. International Paper has manufacturing operations in 28 countries and exports its products to more than 130 nations.

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